Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Adam Weiner
Kekst and Company 212-521-4823

U.S. ENERGY SYSTEMS, INC. AND AFFILIATES FILE PLANS OF REORGANIZATION

AVON, Connecticut, August 27, 2008—U.S. Energy Systems, Inc. (Pink Sheets: USEYQ) (“the Company”) announced that on August 22, 2008, the Company and two subsidiaries, U.S. Energy Overseas Investments, LLC and GBGH, LLC, filed Plans of Reorganization with the United States Bankruptcy Court, Southern District of New York. All Plans are subject to modification and revision.

As previously reported, the Company’s wholly-owned landfill gas to energy subsidiary U.S. Energy Biogas Corp. (USEB) and the USEB subsidiaries, and UK Energy Systems Ltd. (UKES) and the Company’s other UK subsidiaries are not part of these Chapter 11 cases. Virtually all of USEY’s employees and all of its income generating operating activities are in USEB and the UK subsidiaries.

The Plan of Reorganization for U.S. Energy Systems, Inc. and U.S. Energy Overseas Investments, LLC is a Joint Liquidating Plan. Under this Plan, a Liquidation Trust would be established, and USEY and Overseas would transfer any remaining assets—including any net proceeds from USEY’s sale of 100% of the common stock of USEB and any residual ownership interests in GBGH, LLC—into the Liquidation Trust for liquidation and the subsequent distribution of net liquidation proceeds to USEY equity holders.

The Plan of Reorganization for GBGH, LLC, includes provisions for the following:

•	restructuring of GBGH’s first lien debt through the issuance of a Restructured First Lien Note;

•	restructuring of GBGH’s second lien debt, which will include the conversion of a portion of the existing second lien debt into newly issued equity in GBGH, LLC;

•	the execution of a Rights Offering for the raising of at least $10 million of new equity in GBGH, LLC. The Company intends to identify parties to backstop the Rights Offering; and

•	the issuance of New Warrants convertible into equity interests in GBGH at to be established strike prices. The warrants will be issued to existing GBGH, LLC equity holders.

Subsequent to the confirmation of the Plan of Reorganization, GBGH, LLC will continue to own the UK subsidiaries, which in turn will continue to own and operate the UK gas licenses and assets, including the UK power plant.

“This is an important milestone in emerging from Chapter 11 bankruptcy,” said Joseph P. Reynolds, Chief Executive Officer of U.S. Energy Systems, Inc. “The Plans will allow the companies to emerge from bankruptcy in a manner that is fair to all constituencies. We believe the end of this bankruptcy is in sight, and we are focused on working to complete final negotiations and obtain the necessary court approval of the Plans.”

Peter Partee of Hunton & Williams LLP serves as lead counsel to U.S. Energy Systems, Inc., U.S. Energy Overseas Investments LLC and GBGH, LLC.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production. Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to: the Company’s ability to effect a successful restructuring or recapitalization in Chapter 11 bankruptcy proceedings; the Company’s ability to continue as a going concern; the Company’s ability to fund and complete ongoing projects, including the expansion of the Company’s UK assets, in a timely manner; the final results of the updated reserve reports and 3D seismic study of the Company’s gas reserves structures; the Company’s ability to develop a commercially viable revised business plan for the UK assets and the business as a whole; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on the Company’s capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses; changes in UK or U.S. federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and the ability to comply with environmental laws and regulations and to obtain necessary permits; and other risks detailed from time to time in USEY’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Current Reports on Form 8-K dated June 25, 2007, August 31, 2007, October 1, 2007, October 9, 2007, and October 16, 2007, January 9, 2008, January 19, 2008, January 24, 2008, January 29, 2008, January 30, 2008, February 4, 2008, February 11, 2008, and February 12, 2008. The Company does not undertake to update any of the information set forth in this press release.